UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/25/2011

Allscripts Healthcare Solutions, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-32085

Delaware	36-4392754
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois, 60654
(Address of principal executive offices, including zip code)

312-506-1200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

   On October 25, 2011, Catherine M. Burzik was appointed to the Board of Directors to hold office until the next annual meeting of stockholders. Ms. Burzik has been President and Chief Executive Officer of Kinetic Concepts, Inc. ("KCI"), a leading global medical technology company, since November of 2006. Ms. Burzik previously served as the President of Applied Biosystems Group, a unit of Applera Corporation and a provider of tools for the life sciences, from 2004 until joining KCI in 2006. Ms. Burzik previously served as Executive Vice President of Applied Biosystems Group from 2003 to 2004, and also as Senior Vice President of Applera from 2004 to 2006.   Prior to Applied Biosystems, Ms. Burzik was President of Ortho-Clinical Diagnostics, Inc., a subsidiary of Johnson & Johnson. Prior to that, Ms. Burzik was employed by Eastman Kodak Company, a leading international provider of imaging products and services, where she held various operations and marketing positions for over 20 years. Ms. Burzik currently serves as a board member of KCI, the San Antonio branch of the Federal Reserve Bank of Dallas, is Chairperson of the board of trustees of Canisius College, and is a member of the board of trustees of Keck Graduate Institute of Applied Life Sciences. Ms. Burzik also serves as Vice Chair of the AdvaMed Payment and Health Care Delivery Committee.

   Ms. Burzik has not been named to any committees of the Board of Directors. It is expected that Ms. Burzik will receive standard compensation arrangements for non-employee directors which, as of the date of this report, includes an annual cash retainer equal to $60,000 and an annual grant of restricted stock units with a grant date fair value of approximately $200,000, as well as additional cash fees for certain Board of Directors and Board committee meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allscripts Healthcare Solutions, Inc.

Date: October 27, 2011	By:	/s/ LEE SHAPRIO
LEE SHAPRIO
PRESIDENT